Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562

PRICING SUPPLEMENT NO. 2013—CMTNH0003 DATED JANUARY 22, 2013
(TO UNDERLYING SUPPLEMENT NO. 2 DATED DECEMBER 27, 2012, PROSPECTUS SUPPLEMENT
DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H
CITIGROUP INC.
Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes Due January 25, 2028
$1,000 per Note

•	The stated principal amount and issue price of each note is $1,000.
•
Unless earlier redeemed, the notes have a maturity of 15 years and will mature on January 25, 2028.  At maturity you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  Interest will only be payable on the maturity date and earlier interest payment dates, as explained below.  You will receive your payment at maturity and final interest payment, if any, on January 25, 2028 or, if that day is not a business day, the immediately following business day.  No additional interest will accrue on the notes during this period.  From and including the issue date, the amount of interest, if any, payable to you will depend on both 3-month U.S. Dollar LIBOR, which we refer to as the LIBOR reference rate, and the closing level of the S&P 500® Index, which we refer to as the underlying index.  The notes are subject to the credit risk of Citigroup Inc.

•
For any quarterly accrual period, interest will accrue on the notes at an annual rate of 5.75%, but only for each day during that accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range of 0.00% to 6.00%, inclusive, and (ii) the closing level of the underlying index is greater than or equal to the index reference level.  The index reference level equals 1,119.42, 75% of the closing level of the underlying index on January 22, 2013, the date we priced the notes for initial sale to the public.  If on each day for an entire accrual period either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing level of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date. If on any day in a particular accrual period either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing level of the underlying index is less than the index reference level, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 5.75%.

•	Interest on the notes, if any, is payable quarterly on the 25th day of each January, April, July and October, beginning April 25, 2013.
•
An accrual period means the period from and including January 25, 2013 to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.  For the last four business days in an accrual period, the LIBOR reference rate or the closing value of the underlying index, as applicable, will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days.

•
We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning on January 25, 2015, upon not less than five business days’ notice.  Following an exercise of our call right, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.

•	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
•	The CUSIP for the notes is 1730T0RA9. The ISIN for the notes is US1730T0RA96.

Investing in the Notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Notes” beginning on page PS-9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus, prospectus supplement and underlying supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1,000.00	$4,000,000
Underwriting Fee(1)	$35.00	$80,000
Proceeds to Citigroup Inc. (1)	$965.00	$3,920,000
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $35.00 for each $1,000 note sold in this offering. The actual underwriting fee per note will be equal to the selling concession provided to selected dealers, as described in this paragraph. The per note proceeds to Citigroup Inc. above represents the minimum per note proceeds to Citigroup Inc., assuming the maximum per note underwriting fee.  The total underwriting fee and the total proceeds to Citigroup Inc. shown above give effect to the actual amount of this variable underwriting fee. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $20.00 for each $1,000 note they sell. Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $35.00 for each $1,000 note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on or about January 25, 2013.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Notes?

The Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes Due January 25, 2028 (the “notes”) are callable securities offered by Citigroup Inc. and have a maturity of 15 years.

Unlike conventional debt securities, the notes do not provide for regular fixed payments of interest.  Instead, your interest payments will vary depending on the performance of both 3-month U.S. Dollar LIBOR and the S&P 500® Index (the “underlying index”) during the term of the notes.  Subject to our right to call the notes, interest, if any, will accrue during each quarterly accrual period at an annual rate of 5.75%, but only for each day during the applicable accrual period on which both (i) 3-month U.S. Dollar LIBOR appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time (the “LIBOR reference rate”) is within the range of 0.00% to 6.00%, inclusive (the “LIBOR reference rate range”), and (ii) the closing level of the underlying index is greater than or equal to the index reference level. The “index reference level” equals 1,119.42, 75% of the closing level of the underlying index on January 22, 2013, the date we priced the notes for initial sale to the public.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 5.75%. We refer to the coupon on the notes as contingent because there is no assurance that you will receive a coupon payment on any interest payment date, or, if you do receive a coupon, there can be no assurance that it will be calculated using the full 5.75% per annum.

It is important for you to understand that the interest rate payable on the notes will be subject to the performance of two independent variables: the closing level of the underlying index and the LIBOR reference rate.  Even if the level of one moves in a direction favorable to holders of the notes, the interest rate payable on the notes may nevertheless be low or even zero if the level of the other moves in a direction that is unfavorable to holders.  For example, even if the LIBOR reference rate is within the LIBOR reference rate range for an entire accrual period, no interest will be payable on the notes for that accrual period if the closing level of the underlying index is less than the index reference level on each day during that accrual period.

We expect to pay interest, if any, in cash quarterly on the 25th day of each January, April, July and October, beginning April 25, 2013.  We refer to each of these quarterly payment dates as an “interest payment date.”  We refer to the period from and including January 25, 2013 to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date, as an “accrual period.”

Unless earlier redeemed, the notes mature on January 25, 2028, which we refer to as the “maturity date.”  If the maturity date falls on a day that is not a business day, the payment to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the maturity date, and no additional interest will accrue as a result of such delayed payment.  We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning on January 25, 2015 upon not less than five business days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the stated principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any.

The notes are unsecured senior debt securities issued by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each note represents a stated principal amount of $1,000.  You may transfer the notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in

DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

Subject to our right to call the notes, the notes will pay a contingent quarterly coupon at an annual rate equal to (a) 5.75% multiplied by (b) the number of accrual days divided by the number of elapsed days during that accrual period.

We refer to a calendar day during the relevant accrual period as an “elapsed day.” We refer to an elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the underlying index is greater than or equal to the index reference level as an “accrual day.”  For the last four business days in an accrual period, the LIBOR reference rate and the closing level of the underlying index will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing level of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days. If the LIBOR reference rate or the closing level of the underlying index is not available on an elapsed day for any reason (including weekends and holidays), then the LIBOR reference rate and the closing level of the underlying index for such elapsed day will be assumed to be the same as the LIBOR reference rate or the closing level of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  If on any day in a particular accrual period either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing level of the underlying index is less than the index reference level, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 5.75%.  The per annum interest rate calculated for any quarterly accrual period is applicable only to that quarterly accrual period; interest payments for any other quarterly accrual period will vary and may be zero.

The interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly accrual period divided by 4.

The structure of the interest payments on the notes differs from notes that bear interest at a fixed rate. In connection with your investment in the notes, you should understand how the interest rate calculations work.  You can find more information in the section “Description of the Notes—Interest” in this pricing supplement.

Where Can I Find Examples of Hypothetical Interest Payments?

For a table setting forth examples of hypothetical amounts you could receive on each quarterly interest payment date after issuance of the notes, see “Description of the Notes—Hypothetical Amounts Payable” below.

What Will I Receive at Maturity of the Notes?

Unless previously called by us, the notes will mature on January 25, 2028.  At maturity, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  If January 25, 2028 is not a business day, you will receive your payment at maturity on the immediately following business day.  No additional interest will accrue on the notes during this period.

What Will I Receive if Citigroup Inc. Calls the Notes?

We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning on January 25, 2015 upon not less than five business days’ notice to holders of the notes in the manner described in the section “Description of the Notes—Call Right” in this pricing supplement.  If we exercise our call right, you will receive an amount in cash equal to 100% of the stated principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any.  If we call the notes on an interest payment date that is not a business day, your payment will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

Beginning January 25, 2015, it is more likely that we will call the notes prior to their maturity if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing level of the underlying index is greater than or equal to the index reference level and (iii) the quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Inc. of comparable maturity.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.  Other factors may also influence our decision to call the notes, including, but not limited to, our outlook on the future performance of the LIBOR reference rate and the underlying index and current and expected future volatility of equities and interest rates generally. You should refer to “Risk Factors Relating to the Notes—The Notes Are Subject to Our Redemption Right” and “Risk Factors Relating to the Notes—The Level of the LIBOR Reference Rate and the Level of the Underlying Index Will Affect Our Decision to Call the Notes” for further information.

What Will I Receive if I Sell the Notes Prior to Call or Maturity?

You will receive 100% of the stated principal amount of your notes only if you hold the notes at call or maturity.  If you choose to sell your notes before the notes are called or mature, you are not guaranteed and should not expect to receive the full stated principal amount of the notes you sell.  You should refer to the sections “Risk Factors Relating to the Notes—The Value of the Notes Will Be Influenced by Many Unpredictable Factors” and “—The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity” in this pricing supplement for further information.

Who Publishes 3-Month U.S. Dollar LIBOR and What Does It Measure?

3-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. Dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. On any date of determination, 3-month U.S. Dollar LIBOR will equal the rate for 3-month U.S. Dollar LIBOR appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time on that date (as described in the section “Description of the Notes—Interest”).

How Has 3-Month U.S. Dollar LIBOR Performed Historically?

We have provided a graph showing the level of 3-month U.S. Dollar LIBOR on each day such level was available from January 2, 2008 to January 22, 2013. You can find the graph in the section “Description of 3-Month U.S. Dollar LIBOR—Historical Data on 3-Month U.S. Dollar LIBOR” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of 3-month U.S. Dollar LIBOR in recent years. From January 2, 2008 to January 22, 2013, 3-month U.S. Dollar LIBOR has been as low as 0.2450% and as high as 4.8188%.  You should understand that 3-month U.S. Dollar LIBOR has recently been at or near historic lows and that an increase in 3-month U.S. Dollar LIBOR outside of the LIBOR reference range could result in no interest accruing on the notes for an extended period of time.  However, past performance is not indicative of how 3-month U.S. Dollar LIBOR will perform in the future.

Who Publishes the S&P 500® Index and What Does It Measure?

Unless otherwise stated, all information on the underlying index provided in this pricing supplement is derived from publicly available sources. The underlying index is calculated, maintained and published by S&P Dow Jones Indices LLC (the “underlying index publisher”) and consists of 500 component stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The calculation of the level of the underlying index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 22, 2013, the aggregate market value of the 500 companies included in the underlying index represented approximately 75% of the U.S. equities market. For further information on the underlying index, including its makeup, method of calculation and changes in its components, see “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement.

An investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the S&P 500® Index.

How Has the S&P 500® Index Performed Historically?

We have provided a graph showing the closing level of the S&P 500® Index on each day such closing level was available from January 2, 2008 to January 22, 2013. You can find the graph in the section “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500® Index in recent years. From January 2, 2008 to January 22, 2013, the closing level of the S&P 500® Index has been as low as 676.53 and as high as 1,492.56.  However, past performance is not indicative of how the S&P 500® Index will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Please refer to the section entitled “United States Federal Income Tax Considerations” in this pricing supplement and the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any securities exchange.  You should not invest in the notes unless you are willing to hold them to maturity.

Can You Tell Me More About Citigroup Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.

What Is the Role of Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the underwriter for the offering and sale of the notes.  After the initial offering, Citigroup Global Markets intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the notes and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the stated principal amount.  You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets will also act as calculation agent for the notes.  As calculation agent, Citigroup Global Markets will make determinations with respect to the notes.  You should refer to “Risk Factors Relating to the Notes—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Inc.’s Hedging Activity?

We have hedged our obligations under the notes through one or more of our affiliates. This hedging activity may involve trading in stocks included in the underlying index and/or in instruments, such as options, swaps or futures, related to 3-month U.S. Dollar LIBOR and/or the underlying index and/or stocks included in the underlying index. The costs of maintaining or adjusting this hedging activity could affect the price, if any, at which our affiliate

Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

See “ERISA Matters” below for a description of any limitations on purchases of the notes.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

FINAL TERMS

Issuer:	Citigroup Inc.
Notes:	Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes due January 25, 2028
Pricing date:	January 22, 2013, the date we priced the notes for initial sale to the public
Issue date:	January 25, 2013
Maturity date:
Unless earlier redeemed, January 25, 2028. If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.

Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$4,000,000
Payment at maturity:	$1,000 per note, plus any accrued and unpaid interest
Interest payment:
For each quarterly accrual period, the notes will pay a contingent coupon at an annual rate equal to (a) 5.75% multiplied by (b) the number of accrual days divided by the number of elapsed days during that accrual period.

During each quarterly accrual period, contingent interest will accrue on the notes only on each day during that accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the underlying index is greater than or equal to the index reference level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 5.75%.

It is possible that the LIBOR reference rate could remain outside the LIBOR reference rate range or the closing level of the underlying index could remain below the index reference level for extended periods of time or even throughout the term of the notes so that the interest you receive will be 0.00% per annum.  The interest rate is a variable rate that may be as low as 0.00% for any particular accrual period.

Interest payment dates:
The 25th day of each January, April, July and October, beginning April 25, 2013.  If any such date is not a business day, then the interest payment to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

Day-count convention:
The interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly accrual period divided by 4.

LIBOR reference rate:
On any day, the level of 3-month U.S. Dollar LIBOR appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in the definition of “accrual day” below.

LIBOR reference rate range:	0.00% to 6.00%, inclusive
Underlying index:	S&P 500® Index
Index reference level:	1,119.42, 75% of the closing level of the underlying index on the pricing date
Accrual period:	The period from and including January 25, 2013 to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.
Accrual day:
An elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the underlying index is greater than or equal to the index reference level.

For the last four business days in an accrual period, the LIBOR reference rate and the closing level of the underlying index will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing level of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days. If the LIBOR reference rate or the closing level of the underlying index is not available on an elapsed day for any reason (including weekends and holidays), then the LIBOR reference rate and the closing level of the underlying index for such elapsed day will be assumed to be the same as the LIBOR reference rate or the closing level of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.

Elapsed day:	Each calendar day during the relevant accrual period
Call right:
We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning on January 25, 2015 upon not less than five business days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the stated principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any. If we call the notes on an interest payment date that is not a business day, your payment will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

Risk factors:	Please see “Risk Factors Relating to the Notes” beginning on page PS-9.
Underlying index publisher:	S&P Dow Jones Indices LLC
Clearing and settlement:	DTC
Listing:	The notes will not be listed on any securities exchange. You should not invest in the notes unless you are willing to hold them to maturity.
Calculation agent:	Citigroup Global Markets Inc.
Trustee:	The Bank of New York Mellon (as trustee under an indenture dated March 15, 1987)
CUSIP:	1730T0RA9
ISIN:	US1730T0RA96

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities, an investment in the notes entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in 3-month U.S. Dollar LIBOR and the level of the S&P 500® Index and other events that are difficult to predict and beyond our control.  You should read the risk factors below together with the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

The Notes Do Not Provide for Regular Interest Payments

The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular fixed payments of interest.  Subject to our right to call the notes, interest, if any, will accrue during each quarterly accrual period at an annual rate of 5.75%, but only for each day during the applicable accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the underlying index is greater than or equal to the index reference level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 5.75%.  Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the interest payments are variable and may be zero.

The Interest Rate Payable on the Notes is Dependent on Both the LIBOR Reference Rate and the Closing Level of the Underlying Index, And May Be Negatively Affected By Adverse Movements in Either Regardless of the Performance of the Other.

The amount of interest you receive, if any, will depend on the performance of both 3-month U.S. Dollar LIBOR and the underlying index.  It is impossible to predict whether 3-month U.S. Dollar LIBOR and the underlying index will rise or fall or what their relationship will be.  The scenario in which the notes pay the greatest interest is that in which both (i) the LIBOR reference rate remains consistently within the LIBOR reference rate range and (ii) the closing level of the underlying index remains consistently greater than or equal to the index reference level. In all other scenarios—(i) where the LIBOR reference rate remains consistently outside the LIBOR reference rate range; or (ii) where the closing level of the underlying index remains consistently less than the index reference level—the notes will pay low or no interest. For example, even if the LIBOR reference rate is within the LIBOR reference rate range for an entire accrual period, no interest will be payable on the notes if the closing level of the underlying index is less than the index reference level on each day during the related accrual period.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of Citigroup Inc. of comparable maturity.

The Notes Are Subject to Our Redemption Right

The term of the notes, and thus your opportunity to accrue interest at 5.75% per annum if both (i) the LIBOR reference rate is consistently within the LIBOR reference rate range and (ii) the closing level of the underlying index is consistently greater than or equal to the index reference level on elapsed days, may be limited by our right to redeem the notes at our option on any interest payment date beginning on January 25, 2015.  The term of your investment in the notes may be limited to as short as two years.  If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The Notes Will Not Be Listed on Any Securities Exchange and You May Not be Able to Sell Your Notes Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.

Citigroup Global Markets intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the notes and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the stated principal amount.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Value of the Notes

You are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

The Notes May Be Riskier Than Notes With a Shorter Term.

The notes have a fifteen-year term, subject to our right to redeem the notes beginning on January 25, 2015.  By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the LIBOR reference rate falls outside the LIBOR reference rate range or if the closing level of the underlying index falls below the index reference level. If either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing level of the underlying index is less than the index reference level on each day during an entire accrual period, you will be holding the equivalent of a long-dated debt instrument that does not pay any interest. Therefore, assuming the notes have not been called and that (i) the LIBOR reference rate falls outside the LIBOR reference rate range or (ii) the closing level of the underlying index decreases by more than 25% relative to the closing level of the underlying index on the pricing date, the value of your notes will be lower than the value of a comparable note with a shorter term and otherwise similar terms.

3-Month U.S. Dollar LIBOR Will Be Affected by a Number of Factors.

The amount of interest payable, if any, will depend, in part, on 3-Month U.S. Dollar LIBOR.  A number of factors can cause changes in the level of 3-Month U.S. Dollar LIBOR, including, among other things: perceptions about future levels of 3-Month U.S. Dollar LIBOR, general economic conditions in the United States, prevailing market interest rates and policies of the Federal Reserve Board regarding interest rates.  Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  For example, an increase by the Federal Reserve Board in the federal funds target rate has historically been associated with an increase in the level of 3-Month U.S. Dollar LIBOR.  However, you should also understand that 3-Month U.S. Dollar LIBOR is affected by factors other than the federal funds target rate, such that 3-Month U.S. Dollar LIBOR may increase outside of the LIBOR reference rate range, negatively impacting the interest rate on the notes, even if the federal funds target rate remains at current low levels.  Further, the above and other factors may also have a negative impact on the value of the notes generally.

The Level of the LIBOR Reference Rate and the Level of the Underlying Index Will Affect Our Decision to Call the Notes

Beginning on January 25, 2015, it is more likely that we will call the notes prior to the maturity date if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing level of the underlying index is greater than or equal to the index reference level and (iii) the quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Inc. of comparable maturity.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.  Other factors may also influence our decision to call the notes, including, but not limited to, our outlook on the future performance of the LIBOR reference rate and the underlying index and current and expected future volatility of equities and interest rates generally.

The Value of the Notes Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the notes in any secondary market that may develop and the price, if any, at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the level and volatility of LIBOR, the level, volatility and dividend yield of the underlying index, interest and yield rates generally, time remaining to maturity of the notes, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

You cannot predict the future performance of 3-month U.S. Dollar LIBOR or the S&P 500® Index based on their historical performance.  The LIBOR reference rate may increase and may be outside the LIBOR reference rate range or the closing level of the underlying index may decrease and be below the index reference level on every elapsed day so that you will receive no return on your investment.  There can be no assurance that both (i) the LIBOR reference rate will be within the LIBOR reference rate range and (ii) the closing level of the underlying index will be greater than or equal to the index reference level on any elapsed day so that you will receive a coupon payment on the notes for any accrual period.  See “Description of 3-Month U.S. Dollar LIBOR—Historical Data on 3-Month U.S. Dollar LIBOR” and “Description of the S&P 500® Index—Historical Data on the S&P 500® Index.”

Investing in the Notes Is Not Equivalent to Investing in LIBOR

Each quarterly interest payment will depend on a fixed rate multiplied by the number of days in a given accrual period where both the LIBOR reference rate is within the LIBOR reference rate range and the underlying index is greater than or equal to the index reference level and divided by the total number of days in such accrual period.  Therefore, each quarterly interest payment will not track the actual level of the LIBOR reference rate.  Accordingly, the notes are not a suitable investment for investors who are looking to receive interest payments directly tracking the LIBOR reference rate.

Investing in the Notes Is Not Equivalent to Investing in the Underlying Index

Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  Investors will not participate in any appreciation of the underlying index over the term of the investment.

Adjustments to the Underlying Index Could Adversely Affect the Value of the Notes

The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Publisher of the LIBOR Reference Rate or the Underlying Index Publisher

You will have no rights against the publisher of the LIBOR reference rate or the underlying index publisher, even though the amount you receive on an interest payment date will depend upon the level of the LIBOR reference rate and the closing level of the underlying index. The publisher of the LIBOR reference rate and the underlying index publisher are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price for the notes is also likely to be reduced by the costs of unwinding the related hedging transactions.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the number of accrual days and the amount of any interest payment to you, as well as any amount payable to you upon early redemption or at maturity.  Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the selection of a successor index or calculation of the closing level in the event of discontinuance of the underlying index, may adversely affect one or more payments to you on the notes.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

One or more of our affiliates have hedged our obligations under the notes and will carry out hedging activities related to the notes (and to other instruments linked to the LIBOR reference rate, the underlying index or its components stocks), including trading in stocks included in the underlying index and/or in instruments, such as options, swaps or futures, related to the LIBOR reference rate and/or the underlying index and/or stocks included in the underlying index.  Our affiliates also trade in stocks included in the underlying index and/or in instruments related to the LIBOR reference rate and/or the underlying index and/or stocks included in the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities during the term of the notes could adversely affect the level of the underlying index and LIBOR reference rate on any elapsed day and, accordingly, whether an elapsed day is also an accrual day and we pay a quarterly coupon on the notes.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus in connection with your investment in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the underlying supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for December 20, 2012 and December 27, 2012 on the SEC Web site):

▪	Underlying Supplement No. 2 filed on December 27, 2012:
http://www.sec.gov/Archives/edgar/data/831001/000095010312006948/dp35034_424b2-underlying.htm

▪	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

General

The Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes Due January 25, 2028 (the “Notes”) are callable securities offered by Citigroup Inc. and have a maturity of 15 years.

Unlike conventional debt securities, the Notes do not provide for regular fixed payments of interest.  Instead, your interest payments will vary depending on the performance of both 3-month U.S. Dollar LIBOR and the S&P 500® Index (the “Underlying Index”) during the term of the Notes.  Subject to our call right, interest will accrue on the Notes at an annual rate of 5.75%, but only for each day during the applicable Accrual Period on which both (i) the LIBOR Reference Rate (as defined below) is within a range of 0.00% to and including 6.00%, inclusive (the “LIBOR Reference Rate Range”), and (ii) the Closing Level of the Underlying Index is greater than or equal to 1,119.42, 75% of the Closing Level of the Underlying Index on the Pricing Date (the “Index Reference Level”).

If on each day for an entire Accrual Period either (i) the LIBOR Reference Rate is outside the LIBOR Reference Rate Range or (ii) the Closing Level of the Underlying Index is less than the Index Reference Level, then no interest will accrue on the Notes for that Accrual Period and you will not receive any interest payment on the related Interest Payment Date for that Accrual Period.  Additionally, if either (i) the LIBOR Reference Rate is outside the LIBOR Reference Rate Range or (ii) the Closing Level of the Underlying Index is less than the Index Reference Level on any Elapsed Day during a particular Accrual Period, the per annum interest rate payable for that Accrual Period, if any, will be less, and possibly significantly less, than 5.75%.

Unless earlier redeemed, the Notes mature on January 25, 2028, which we refer to as the “Maturity Date.”  If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.  We may call the Notes, in whole and not in part, for mandatory redemption on any quarterly Interest Payment Date beginning on January 25, 2015 upon not less than five Business Days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the stated principal amount of Notes you then hold on that Interest Payment Date, plus accrued and unpaid interest, if any.

The Notes are unsecured senior debt securities issued by Citigroup Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Note represents a stated principal amount of $1,000.  You may transfer the Notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in

DTC will record beneficial ownership of the Notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

Subject to our right to call the Notes, the Notes will pay a contingent quarterly coupon at an annual rate equal to (a) 5.75% multiplied by (b) the number of Accrual Days divided by the number of Elapsed Days, each as defined below, during the applicable Accrual Period.  If the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Closing Level of the Underlying Index is less than the Index Reference Level on any Elapsed Day during a particular Accrual Period, the per annum interest rate payable for that Accrual Period, if any, will be less, and possibly significantly less, than 5.75%.  The per annum interest rate calculated for any quarterly Accrual Period is applicable only to that quarterly Accrual Period; interest payments for any other quarterly Accrual Period will vary and may be zero.

We expect to pay interest, if any, on the 25th day of each January, April, July and October, beginning on April 25, 2013 (each such day, an “Interest Payment Date”). If any such date is not a Business Day, then the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

The interest payment amount per Note for any quarterly Accrual Period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly Accrual Period divided by 4.

Beginning on January 25, 2015, it is more likely that we will call the Notes prior to their maturity if (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range, (ii) the Closing Level of the Underlying Index is greater than or equal to the Index Reference Level and (iii) the quarterly interest payment on the Notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Inc. of comparable maturity.  If we call the Notes, you may not be able to invest in other securities with a similar yield and level of risk.  Other factors may also influence our decision to call the Notes, including, but not limited to, our outlook on the future performance of the LIBOR Reference Rate and the Underlying Index and current and expected future volatility of equities and interest rates generally.  You should refer to the section “Risk Factors Relating to the Notes” for further information.

The structure of the interest payments on the Notes differs from notes that bear interest at a fixed rate.  In connection with your investment in the Notes, you should understand how the interest rate calculations work.

Interest, if any, will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date (each, a “Regular Record Date”).

The “LIBOR Reference Rate” means, on any day, the level of 3-month U.S. Dollar LIBOR appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in the definition of “Accrual Day.”

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

An “Accrual Day” means an Elapsed Day on which both (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range and (ii) the Closing Level of the Underlying Index is greater than or equal to the Index Reference Level.  For the last four Business Days in an Accrual Period, the LIBOR Reference Rate and the Closing Level of the Underlying Index will not be observed and will be assumed to be the same as the LIBOR

Reference Rate or the Closing Level of the Underlying Index, as applicable, on the Elapsed Day immediately preceding such unobserved days. If the LIBOR Reference Rate or the Closing Level of the Underlying Index is not available on an Elapsed Day for any reason (including weekends and holidays), then the LIBOR Reference Rate and the Closing Level of the Underlying Index for such Elapsed Day will be assumed to be the same as the LIBOR Reference Rate or the Closing Level of the Underlying Index, as applicable, on the Elapsed Day immediately preceding such Elapsed Day.

An “Elapsed Day” means each calendar day during the relevant Accrual Period.

The “Accrual Period” means the period beginning on and including the Issue Date to but excluding the immediately following Interest Payment Date, and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

The “Issue Date” means January 25, 2013.

The “Pricing Date” means January 22, 2013, the date on which the Notes priced for initial sale to the public.

Subject to the terms described under “—Discontinuance or Material Modification of the Underlying Index” below, the “Closing Level” means the closing level of the Underlying Index as published by the Underlying Index Publisher.

The “Underlying Index Publisher” is S&P Dow Jones Indices LLC.

Hypothetical Amounts Payable

The table below presents examples of hypothetical interest rates at which interest would accrue on the Notes during any quarterly Accrual Period based on the number of Elapsed Days and Accrual Days in that Accrual Period.

For illustrative purposes, the table assumes an Accrual Period that contains 90 Elapsed Days.  The example below is for purposes of illustration only and would provide different results if a different assumption was made.

The actual interest payments will depend on the actual number of Elapsed Days during the relevant Accrual Period and both the actual LIBOR Reference Rate and the actual Closing Level of the Underlying Index on each Elapsed Day. The applicable contingent quarterly coupon for each Accrual Period will be determined on a per-annum basis but will apply only to that Accrual Period.

Contingent Accrual Rate:	5.75% per annum

LIBOR Reference Rate Range:	0.00% to 6.00%, inclusive

Index Reference Level:	1,119.42, 75% of the Closing Level of the Underlying Index on the Pricing Date

Hypothetical Number of Days the LIBOR Reference Rate Is Within the LIBOR Reference Rate Range and the Underlying Index Is Greater Than or Equal to the Index Reference Level (i.e., Accrual Days) During an Accrual Period
	Hypothetical Contingent Quarterly Coupon Rate (per Annum)	Hypothetical Quarterly Interest Payment per $1,000 Note
0	0.00%	$0.00
1	0.06%	$0.16
10	0.64%	$1.60
15	0.96%	$2.40
20	1.28%	$3.19
25	1.60%	$3.99
30	1.92%	$4.79
35	2.24%	$5.59
40	2.56%	$6.39
45	2.88%	$7.19
50	3.19%	$7.99
55	3.51%	$8.78
60	3.83%	$9.58
65	4.15%	$10.38
70	4.47%	$11.18
75	4.79%	$11.98
80	5.11%	$12.78
85	5.43%	$13.58
90	5.75%	$14.38

Payment at Maturity

Unless previously called by us, the Notes will mature on January 25, 2028. At maturity, you will receive for each Note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  If January 25, 2028 is not a Business Day, you will receive your payment at maturity on the immediately following Business Day.  No additional interest will accrue on the Notes during this period.

Call Right

We may call the Notes, in whole and not in part, for mandatory redemption on any Interest Payment Date beginning January 25, 2015 upon not less than five Business Days’ notice to holders of the Notes in the manner described below. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the stated principal amount of Notes you then hold on that Interest Payment Date, plus accrued and unpaid interest, if any.  If we call the Notes on an Interest Payment Date that is not a Business Day, your payment will be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Discontinuance or Material Modification of the Underlying Index

If the Underlying Index is (i) not calculated and announced by the Underlying Index Publisher but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Underlying Index, in each case the Calculation Agent may deem that index (the “Successor Index”) to be the Underlying Index.  Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this pricing supplement to the original Underlying Index will no longer be deemed to refer to the original Underlying Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this pricing supplement to the Underlying Index Publisher will be deemed to be to the publisher of the Successor Index.  In such event, the Calculation Agent will make such adjustments, if any, to any level of the Underlying Index that is used for purposes of the Notes as it determines are appropriate in the circumstances.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If a relevant Underlying Index Publisher (i) announces that it will make a material change in the formula for or the method of calculating the Underlying Index or in any other way materially modifies the Underlying Index (other than a modification prescribed in that formula or method to maintain the Underlying Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Underlying Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the closing level of the Underlying Index on each subsequent date of determination in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the change or cancellation, but using only those securities included in the Underlying Index immediately prior to such change or cancellation.  Such closing level, as calculated by the Calculation Agent, will be the relevant Closing Level for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Underlying Index may adversely affect the value of your Notes.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity date of the Notes were the date of such acceleration.

In case of default under the Notes, whether in the payment of interest or any other payment or delivery due under the Notes, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global note representing the Notes as custodian for DTC.  The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0RA9. The ISIN for the Notes is US1730T0RA96.

Calculation Agent

The “Calculation Agent” for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF 3-MONTH U.S. DOLLAR LIBOR

General

3-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. Dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market.

Historical Data on 3-Month U.S. Dollar LIBOR

The following graph illustrates the historical performance of 3-month U.S. Dollar LIBOR based on the level thereof on each day such level was available from January 2, 2008 through January 22, 2013.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.  Historical data on 3-month U.S. Dollar LIBOR are not indicative of the future performance of 3-month U.S. Dollar LIBOR or what the value of the Notes or any payments to you on the Notes may be.

The level of 3-month U.S. Dollar LIBOR for January 22, 2013 was 0.3020%.

DESCRIPTION OF THE S&P 500® INDEX

General

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by S&P Dow Jones Indices LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the Underlying Index, including certain risks that are associated with an investment linked to the Underlying Index.

Historical Data on the S&P 500® Index

The following graph shows the Closing Level of the S&P 500® Index for each day such level was available from January 2, 2008 through January 22, 2013.  We obtained the information in the graph below from Bloomberg L.P., without independent verification.  Historical data on the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the value of the Notes or any payments to you on the Notes may be.

On January 22, 2013, the Closing Level of the Underlying Index was 1,492.56.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets, $4,000,000 aggregate stated principal amount of Notes (4,000 Notes) for a minimum of $965.00 per Note (as described in this paragraph).  Citigroup Global Markets proposes to offer some of the Notes to selected dealers not affiliated with Citigroup Global Markets at the public offering price set forth on the cover page of this pricing supplement less a variable selling concession of up to $35.00 per Note, and some of the Notes to selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession of $20.00 per Note.  Citigroup Global Markets will pay the applicable selling concession to selected dealers and their financial advisors collectively. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

In order to hedge its obligations under the Notes, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

The Notes will not be listed on any exchange.

Citigroup Global Markets is an affiliate of Citigroup Inc.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the Notes have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the Notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The Notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The Notes do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore Notes are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less than, adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes and assets of a Plan.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments.  The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes.  The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the Notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  Under this treatment, if you are a U.S. Holder (as defined in the accompanying prospectus supplement), stated interest on the Notes will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting.  Upon the sale or other taxable disposition of a Note, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued interest, which will be treated as interest income) and your adjusted tax basis in the Note.  Your adjusted tax basis in a Note will generally equal the amount you paid to acquire the Note. Such gain or loss generally will be long-term capital gain or loss if you held the Note for more than one year at the time of disposition.

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement), you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or with respect to the Notes if you comply with the applicable certification requirements.  Special rules apply if (i) your income on the Notes is effectively connected with the conduct of a U.S. trade or business; or (ii) you are an individual present in the United States for 183 days or more in a taxable year.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

VALIDITY OF THE NOTES

           In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Notes, nor the issuance and delivery of the Notes, nor the compliance by Citigroup Inc. with the terms of the Notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the Notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of  Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup  Inc.

Medium-Term Senior Notes,
Series H

Callable 3-Month U.S. Dollar
LIBOR and S&P 500® Index
Linked Range Accrual Notes
Due January 25, 2028

($1,000 Principal Amount per Note)

Pricing Supplement

January 22, 2013
(Including Underlying Supplement No. 2
dated December 27, 2012, Prospectus
Supplement dated December 20, 2012
and Prospectus dated May 12, 2011)

TABLE OF CONTENTS Page
Pricing Supplement

Summary Information—Q&A	PS-2
Final Terms	PS-7
Risk Factors Relating to the Notes	PS-9
Description of the Notes	PS-13
Description of 3-Month U.S. Dollar LIBOR	PS-19
Description of the S&P 500® Index	PS-20
Plan of Distribution; Conflicts of Interest	PS-21
Benefit Plan Investor Considerations	PS-23
United States Federal Income Tax Considerations	PS-25
Validity of the Notes	PS-26

Underlying Supplement
Risk Factors	1
Equity Index Descriptions	16
Commodity Index Descriptions	119
Fund Descriptions	139

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Income Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37

Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58